FOR IMMEDIATE RELEASE

American Realty Capital Properties Appoints David S. Kay as President

New York, New York, November 26, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has appointed David S. Kay as President. Mr. Kay will join Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, Lisa Beeson, Chief Operating Officer, and Brian S. Block, Chief Financial Officer, as part of ARCP’s self-managed executive team.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, commented, “With the addition of David Kay as President of ARCP, we have successfully completed our self-management initiative. David brings with him extensive senior management experience that will be invaluable as we work to integrate the CapLease, ARCT IV and Cole assets and work forces. I also wish to thank Mike Weil for the integral role he has played in building ARCP to its present stature. Mike will remain a director of the Company.”

Prior to his appointment, Mr. Kay, served as Chief Investment Officer and Chief Financial Officer of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”), a specialty finance company for automotive retail real estate, whose predecessor, Capital Automotive REIT, Mr. Kay co-founded in October 1997. As Chief Financial Officer, Mr. Kay directed Capital Automotive’s initial public offering in 1998, raising $370 million, and completed nearly $3 billion of real estate acquisitions in the following seven years. In December 2005, Mr. Kay led Capital Automotive through a nearly $4 billion privatization transaction. In 2011 and 2009, Mr. Kay oversaw two recapitalizations totaling $3.7 billion of the Company's debt. Prior to forming Capital Automotive REIT, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP for approximately 10 years. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has extensive experience in capital formation, roll-up transactions, and public offerings. Mr. Kay is a member of the board of directors of Summit Hotel Properties, Inc. (NYSE: INN), a premium-branded limited-service and select-service hotel investment company. Mr. Kay received a B.B.A. from James Madison University where he is currently a member of the Executive Advisory Board of the Business School and a member of the Board of the Center for Entrepreneurship. He is also active in many charitable foundations and organizations.

When asked about his role at ARCP, Mr. Kay explained, “I am enthusiastic about the opportunity to join the extraordinary group of people that make up the ARCP management team. After a great run at Capital Automotive, I look forward to continue working in the capital markets and am excited to once again be part of a public company.”

Lisa Beeson, Chief Operating Officer of ARCP, noted, “I had the pleasure of working with David at Capital Automotive while I was at Barclays. David is a phenomenal addition to our team, and I look forward to partnering with him as we continue to consolidate our position as the leading net lease REIT.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)